Exhibit 107

Calculation of Filing Fee Table

Schedule TO
(Form Type)

P.A.M. TRANSPORATION SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$9,900,000	(1)	0.0001476	$1,461.24	(2)
Fees Previously Paid	—			—
Total Transaction Value	$9,900,000			—
Total Fees Due for Filing				$1,461.24
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$1,461.24

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(1)      Estimated for purposes of calculating the amount of the filing fee only, this amount is based upon the Registrant’s offer to purchase up to $9,900,000 in value of common shares, par value $0.01 per share. This calculation is based on the purchase of 550,000 shares of common stock at the maximum tender offer price of $18.00 per share.

(2)      The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 for each $1,000,000 of the value of the transaction (or 0.01476% of the value of the transaction). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.